EXHIBIT 11.1


                     Transport Corporation of America, Inc.
                    Computation of Earnings per Common Share
               (In thousands, except share and per share amounts)

                                                        Three months ended
                                                            March 31,
                                                   --------------------------
                                                       2000           1999
                                                   -----------    -----------

Net earnings                                       $       914    $     2,079
                                                   ===========    ===========

Average number of common
    shares outstanding                               7,163,514      6,696,938

Average number of common shares outstanding,
    non-detachable put                               1,155,000      1,200,000
                                                   -----------    -----------

Average number of common shares outstanding,
    including non-detachable put                     8,318,514      7,896,938

Dilutive effect of outstanding stock
    options and warrants                                     0         43,493

Dilutive effect of non-detachable put option           776,098        433,594
                                                   -----------    -----------

Average number of common and dilutive potential
    common shares outstanding                        9,094,612      8,374,025
                                                   ===========    ===========

Basic earnings per share                           $      0.11    $      0.26
                                                   ===========    ===========

Diluted earnings per share                         $      0.10    $      0.25
                                                   ===========    ===========


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